Exhibit 4.32
AGREEMENT
DATED AS OF: July 25, 2007
The PARTIES to this Agreement are as follows:
1.	Master Replicas, Inc, a Delaware Corporation, (“CLIENT”) 201 North Civic Drive, Suite 239, Walnut Creek, CA 94596
2.	GATEWAY TRADE FINANCE, LLC. a Washington Limited Liability Company (“GATEWAY”) 801 West Riverside, Suite 444 Spokane, Washington 99201
The TERMS of this Agreement are as follows:
RECITALS
I. CLIENT has entered into or anticipates entering into contracts (hereinafter “Contracts”) with various suppliers (hereinafter “Suppliers”) and customers (hereinafter “Customers”) under which CLIENT has agreed, among other things, to purchase from Suppliers and furnish to Customers certain products.
II. CLIENT is in the business of importing and / or exporting, and distributing Collectibles, and has requested GATEWAY, and GATEWAY has agreed, subject to the terms and conditions of this Agreement, to provide certain purchasing arrangements with respect to Collectibles specifically identified per Addenda to this Agreement (hereinafter “Products”) to be provided under the Contracts.
NOW THEREFORE, the parties agree as follows:
     1. No commitment: Notwithstanding any other provisions of this Agreement, this Agreement does not commit CLIENT or GATEWAY to participate in any transactions other than those specifically agreed upon from time to time as evidenced by signed Addenda to this Agreement.
     2. Amount: GATEWAY’s aggregate participation with CLIENT in transactions shall not exceed $3,500,000 at any one time.
     3. Affirmations: As a pre-condition to GATEWAY assisting with transactions under this Agreement, CLIENT shall have credit facilities available, acceptable to GATEWAY, to support CLIENT’s working capital requirements. CLIENT hereby represents and affirms that CLIENT is financially solvent, and in good standing with all creditors and is in compliance, in all material respects, with all covenants of lending agreements. CLIENT shall immediately inform GATEWAY of any financial insolvency or out-of-compliance situation with creditors. CLIENT grants to GATEWAY the right to confirm all CLIENT financing arrangements directly with the financing entities involved.

     4. Presale of Products: CLIENT shall have pre-sold the Products to Customers in amounts, and on credit and delivery terms, acceptable to GATEWAY, CLIENT shall provide to GATEWAY for review and approval, as applicable, copies of letters of credit, purchase orders, and sales contracts from Customers, as well as outstanding order reports summarizing such orders and contracts with respect to Products for which GATEWAY anticipates providing purchase order assistance (hereinafter “Customer Purchase Orders”), GATEWAY shall have the right to confirm all sales arrangements directly with Customers. Although it is not expected that such shall be necessary, CLIENT shall furnish to GATEWAY, upon GATEWAYS request, credit information sufficient in GATEWAY’s opinion, for GATEWAY to credit approve CLIENT’s Customers (subject to any applicable confidential information restrictions). Should such not be available to GATEWAY’S satisfaction, CLIENT authorizes GATEWAY to select and use a credit research and consulting company (“Credit Consultant”) to pre-qualify CLIENT’s Customers (subject to Client’s pre-approval of costs associated therewith). All expenses associated with such Credit Consultant shall become a part of GATEWAY’s Costs as defined herein. CLIENT hereby agrees to hold harmless and releases GATEWAY from any and all liability for Customer credit losses regardless of any use or non-use of such Credit Consultant.
     5. Products: CLIENT shall provide to GATEWAY copies of purchase orders to (and order confirmations from) Suppliers of Products associated with this Agreement. CLIENT warrants and represents to GATEWAY that Products delivered from Suppliers shall conform in every material respect, including but not limited to quantity, quality, style, and packaging, with existing Customer Purchase Orders, and additionally, any further specifications as have been or may be required by CLIENT or CLIENT’s Customers. CLIENT grants to GATEWAY the right to confirm all purchase arrangements directly with Suppliers, with reasonable prior notice.
     6. Bill of Sale: Upon review and acceptance of the above, and other requirements per Addendum by GATEWAY, CLIENT shall present to GATEWAY a bill of sale (hereinafter “Bill of Sale”) which sells, assigns, and transfers to GATEWAY the Products and all of CLIENT’s purchase and sales documentation related thereto, together with a non-exclusive right to, license for, and right to sublicense, any trademarks, tradenames, and service marks used or useful, directly or indirectly, with respect to, or inherent in, such Products covered by Addenda to this Agreement (collectively “GATEWAY Assets”). GATEWAY Assets shall thereafter be exclusively owned by GATEWAY, and CLIENT hereby acknowledges GATEWAY’s exclusive ownership regardless of whose name appears on documents. Only upon GATEWAY’s acceptance of the Bill of Sale, shall GATEWAY agree to proceed with a GATEWAY transaction; For an import transaction, GATEWAY shall arrange to have import letters of credit issued (or other payment arrangements) in favor of Suppliers showing GATEWAY as Applicant; For an export transaction, GATEWAY shall arrange to make payment to the supplier of Products. With prior written notice, CLIENT hereby grants to GATEWAY the full right and authority to take any action, which in GATEWAY’s sole discretion, GATEWAY believes to be reasonably necessary to protect GATEWAY’s interests. This shall include full right and authority to resolve any questions of non-compliance of documents and to give any instructions as to acceptance or rejection of any documents or Products, all without any consent from CLIENT.
     7. Currency: In the event the payment to Suppliers and /or letters of credit issued to Suppliers are in currencies other than United States dollars CLIENT shall arrange forward foreign exchange currency contracts, reasonably acceptable to GATEWAY, to hedge against foreign currency fluctuations.
     8. Security Interest: CLIENT hereby grants to GATEWAY a security interest in all of the following CLIENT assets (hereinafter “Collateral”):
All assets, including all inventory, accounts, accounts receivable, chattel paper, documents, instruments, contract rights, insurance proceeds, trademarks, tradenames and other general intangibles, furniture, fixtures, equipment, and all proceeds thereof now owned and hereafter acquired.
CLIENT shall execute a formal Security Agreement and Delaware Uniform Commercial Code Financing Statement for the benefit of GATEWAY. In addition, CLIENT shall arrange for the benefit of GATEWAY for the corporate guaranty of Corgi International Limited. Except for the security interest granted to GATEWAY herein, CLIENT shall not, without GATEWAY’s prior written consent, grant any other security interest in any of the Collateral to any other party. Prior to GATEWAY assisting CLIENT with any transactions under this Agreement, CLIENT shall arrange for the benefit of GATEWAY an Inter-Creditor and Subordination Agreement with Robert Asset Management Fund, L.L.C.
     9. Importer / Exporter of Record: For import transactions (where Products are imported into the U.S.), CLIENT shall be the importer of record and Products shall be cleared through CLIENT’s U.S. Customs bond. CLIENT shall arrange with all customs house brokers to have the Products cleared through U.S. Customs, and thereafter held in trust for, and under the exclusive control of GATEWAY. All customs house brokers must be approved in advance by GATEWAY. For export transactions (where Products sourced in the U.S. or other countries are sold to foreign buyers), CLIENT shall be the exporter of record and shall arrange for the supply of Products, their inland shipment and their export shipment through CLIENT’s freight forwarder, subject to GATEWAY’s prior approval of such forwarder. GATEWAY shall have the right to negotiate revisions to any payment arrangements directly with any supplier of Products and to control any shipment of the Products should GATEWAY elect to exercise such rights. CLIENT and GATEWAY shall jointly execute a letter to GATEWAY’s freight forwarder advising such forwarder of GATEWAY’s interest in the Products and instructing the forwarder to follow any instructions GATEWAY might give concerning Products or related shipping documents; GATEWAY shall have the right to give any such instructions directly to any forwarders or carriers and to confirm any related matters directly with any forwarders or carriers. For each letter of credit in CLIENT’s favor concerning Products, CLIENT shall execute an “authorization to pay proceeds of letter of credit” (also commonly referred to as “assignment of proceeds”) to the bank where such letter of credit is payable, in a manner acceptable to such bank and in the full amount of the letter of credit. If requested by GATEWAY, CLIENT shall execute a letter to any bank where a letter of credit covering any Products is payable, advising such bank that GATEWAY is CLIENT’s agent for matters concerning the letter of credit and requesting such bank to act according to GATEWAY’s instructions concerning such letter of credit or any documents presented under it.
     10. Third Party Warehousing: If third-party warehousing of the Products is necessary, CLIENT shall arrange to have the products received and held in trust for GATEWAY in warehouse facilities which have been approved in advance by GATEWAY. GATEWAY confirms the existing warehouse facilities of Client’s affiliates are acceptable and approved. Such Products shall be stored there in GATEWAY’s name. CLIENT shall arrange for GATEWAY personnel to have unlimited access to the warehouse facilities and to the Products at all times during regular warehouse working hours. CLIENT hereby recognizes and agrees that GATEWAY shall have sole authority to release the Products from such warehouse facilities, however, GATEWAY shall not unreasonably withhold such release.
     11. Client Warehousing: Should Products be delivered to CLIENT’s facility for redistribution or storage, CLIENT shall, as applicable, receive, organize for redistribution, and hold the Products under trust receipts and in trust for GATEWAY in:
[X]	A field warehouse established by an independent warehouse company acceptable to GATEWAY.

[ ]	Secured sections of CLIENT’s facility, leased to and/or under the exclusive control of GATEWAY, where Products shall be separate from and not co-mingled with the property of others, including the property of CLIENT.
Such Products shall be stored there in GATEWAY’s name and under GATEWAY’s exclusive control. CLIENT shall arrange for GATEWAY personnel to have unlimited access to such facilities and to the Products at all times during regular CLIENT working hours. CLIENT hereby recognizes and agrees that GATEWAY shall have sole authority to release the Products from such warehouse facilities, however, GATEWAY shall not unreasonably withhold such release.
     12. Freight, Duty, Other: Upon CLIENT’s request per Addendum, or Default, and then only at the sole discretion of GATEWAY, GATEWAY may from time to time agree to arrange for payments to be made for freight, duty, customs clearance, handling, and other charges necessary to have the Products delivered to the warehouses or Customers, and such payments shall become a component of GATEWAY’s Costs as defined herein.
     13. Insurance: Ocean/air cargo, storage, and inland transit insurance for the Products shall be arranged as needed by CLIENT, and such coverage shall have been pre-approved by GATEWAY and shall name GATEWAY as an Additional Assured. CLIENT shall provide to GATEWAY copies of such insurance policies evidencing GATEWAY’s Additional Assured status. CLIENT guaranties to make declarations as required in their insurance policies and shall notify GATEWAY immediately of any loss or damage which might occur. CLIENT agrees to reimburse (or replace) GATEWAY for any Products lost, damaged, or spoiled within 90 days from the occurrence and shall pay GATEWAY immediately upon presentation to CLIENT of a GATEWAY invoice. The payment amount shall be calculated in accordance with Sections 15(A), 15(B), 15(C), 15(D), and 15(E) below.
     14. Product Liability Insurance: At GATEWAY’s discretion, GATEWAY may require Product liability insurance coverage in the minimum amount of US $1,000,000, million be arranged by CLIENT and such policy shall name GATEWAY as Additional Assured.

CLIENT shall provide to GATEWAY copies of such insurance policy evidencing GATEWAY’s Additional Assured status.
     15. Client’s Repurchase of Products: Regardless of the status or location of the Products, CLIENT hereby agrees to re-purchase and take delivery of the Products from GATEWAY, without recourse to GATEWAY for defects, mispackaging, mislabeling, damage caused in transit or storage, Customer returns, Customer claims, product liability, or for any other reason, and shall pay for such Products in accordance with the terms stipulated per Addendum tot this Agreement. Unless otherwise instructed per Addendum to this Agreement, CLIENT shall arrange for payments to be wire transferred to GATEWAY’s account as follows:
U.S. BANK, NATIONAL ASSOCIATION
Spokane Main Branch, Spokane, Washington
ABA: 125-000-105
To Benefit: Gateway Trade Finance, LLC
Account Number: 153 5916 87816
The payment amount shall be the sum total of the following;
A) GATEWAY’s out of pocket costs (hereinafter “GATEWAY’s Costs”) which shall include, but not be limited to, the amounts paid, or to be paid, to Suppliers and agents for Products, freight, warehousing, insurance, handling and bank charges (including all banking fees relating to the issuance, amendment, collection, and negotiation of import letters of credit), if any, paid or incurred by GATEWAY.
B) Interest (hereinafter “Interest”) on the amount of GATEWAY’s Costs from the dates paid by GATEWAY to the dates payments are received by GATEWAY at a per annum rate equal to the Prime Rate plus 5%. For the purpose of this Agreement, “Prime Rate” means the prime rate that the Wall Street Journal from time to times identifies as the “Prime Rate” in its “Money Rates” section, and is not necessarily the lowest rate a bank may offer to any borrower or group of borrowers.
C) Other costs (hereinafter “Other Costs”) which shall include, but not be limited to UCC investigation and filing fees, credit agency fees, reasonable attorney fees related to this Agreement and Addenda thereto, if any, paid or incurred by GATEWAY.
D) Commission (hereinafter “Commission”) to GATEWAY on GATEWAY’s Costs in an amount to be agreed by the parties per Addendum.
E) GATEWAY Service Fees (hereinafter “Fees”) for special services performed by GATEWAY and set forth in the Addendum or approved by Client in writing, which may include but not be limited to, amendments to GATEWAY letters of credit to Suppliers, amendments to GATEWAY Addenda, drawings under Supplier letters of credit, letter of credit drawings on settled Addenda, etc. This list of examples is not meant to be exclusive. A GATEWAY Service Fee Schedule shall be sent out and adjusted from time to time at the discretion of GATEWAY.
Should for any reason whatsoever CLIENT not take delivery of the Products from GATEWAY, and/or payments not be received by GATEWAY from CLIENT within the time and/or according to the terms stated per Addendum within 30 days after notice of default thereunder, CLIENT agrees the Commission due to GATEWAY shall be increased by 3%.

     16. Payments to GATEWAY: In consideration of GATEWAY agreeing to assist with a particular transaction as evidenced by a signed Addendum hereto, CLIENT agrees that, should for any reason whatsoever a transaction not be completed, CLIENT shall pay GATEWAY amounts due calculated in accordance with Sections 15(A), 15(B), 15(C), 15(D), and 15(E) above. CLIENT recognizes and agrees that the minimum Commission due GATEWAY on each Addendum shall be determined per Addendum,
     17. Authorization: CLIENT hereby authorizes GATEWAY to prepare and execute on behalf of CLIENT any missing or incorrect documents which may be required to complete transactions covered by Addenda hereto, and to make any presentation of such documents to any party which GATEWAY, in its sole discretion, deems reasonable and necessary. CLIENT shall execute a formal Power of Attorney for the benefit of GATEWAY.
     18. Information: CLIENT shall provide, or arrange to provide, to GATEWAY the following financial information for Corgi International Limited and its subsidiaries which shall be prepared in accordance with generally accepted accounting principles consistently applied:
[X]	Interim financial statements for Client (including an income statement and balance sheet) as soon as possible, but no later than 45 calendar days after each [ ] month-end; [X] quarter-end; [ ] fiscal semi-annual period-end.

[X]	Accounts Receivable Agings, and [X] Accounts Payable agings as soon as possible, but no later than 30 calendar days after each [X] month-end; [ ] quarter-end; [ ] fiscal semi-annual period-end.

[X]	Fiscal year-end financial statements for CLIENT (including an income statement, balance sheet, statement of change of financial condition, and retained earnings statement, all with footnotes) as soon as possible, but no later than 180 days after CLIENT’s fiscal year-end. Such financial statements shall be: [ ] audited, [X] reviewed, [ ] compiled, by CLIENT’s Certified Public Accountant (“CPA”); [ ] internally prepared by CLIENT’s accounting staff. All CPA charges and fees shall be for the account of CLIENT. GATEWAY shall have the right to discuss CLIENT’s financial condition and financial statements, directly with CLIENT’s CPA.

[X]	Current financial statements on all guarantors to be provided annually.

[X]	Any other reasonable financial information requested by GATEWAY, including information relating to CLIENT’s financing arrangements and availability with lenders and factors.
     19. No payments or transfers: As a pre-condition to GATEWAY assisting with transactions under this Agreement CLIENT agrees there shall be no payment or transfer of funds, out of the ordinary course of business, from CLIENT to any CLIENT parent company, subsidiary, affiliate, officer, investor, employee, or any other party without the prior written consent of GATEWAY, however, GATEWAY shall not unreasonably withhold such consent.
     20. Time is of the essence of this Agreement and each of its provisions: Default shall occur under this Agreement if the CLIENT fails to perform in accordance with any Section or sub-section of this Agreement or Addenda thereto, or if there is a Default under any other agreement between CLIENT and GATEWAY, or if there is a Default under any security documents securing this Agreement. Should any one or combination of these events occur, and CLIENT fails to cure such event(s) of Default within 20 business days following GATEWAY providing written notice, the entire amount of GATEWAY’s Costs, Interest, Other Costs, Commission and Fees shall without notice become immediately due and payable at the option of GATEWAY, and furthermore, all amounts due GATEWAY from CLIENT, shall immediately and without notice, bear Interest at a per annum rate equal to the Prime Rate plus 8%. GATEWAY, as owner of the Products and GATEWAY Assets, shall have the right to sell the Products and to retain for its own account any and all proceeds of sale until all amounts due GATEWAY from CLIENT pursuant to this Agreement are paid in full. CLIENT agrees that if GATEWAY sells the Products upon CLIENT’s Default, GATEWAY shall be doing so as the sole owner of the Products. In Default, CLIENT agrees to assist GATEWAY in good faith in the sale of Products, and shall not obstruct in any way GATEWAY’s sales efforts. CLIENT shall make available CLIENT’s sales force to assist in fulfilling orders, taking new orders, or otherwise liquidating Products on any terms which GATEWAY, in its sole discretion, may deem reasonable.
     21. Hold Harmless: CLIENT hereby recognizes, agrees, and acknowledges that GATEWAY is not a party to, and shall not be or become responsible to Customers, Suppliers, or any other party for performance under the Contracts. Except for acts of gross negligence or willful misconduct committed by GATEWAY, CLIENT hereby agrees to indemnify GATEWAY, its officers, employees, and agents for, and agrees to hold them harmless from, any liabilities, claims, demands, costs, damages, or other expenses, including, but not limited to reasonable attorney fees at trial and on appeal arising out of or relating to the Contracts. This shall include an indemnification to GATEWAY, its officers, employees, and agents by CLIENT to hold them harmless from any claim against GATEWAY’s use of another person’s or entity’s trademark(s), trade name(s), or service mark(s) under this Agreement. The provisions of this Section 21 shall survive the termination of this Agreement. Except for acts of gross negligence or willful misconduct committed by GATEWAY, CLIENT hereby agrees to indemnify GATEWAY, its officers, employees, and agents for, and agrees to hold them harmless from, any liabilities, claims, demands, costs, damages, fines, taxes, duties, or other expenses sought by any party, including but not limited to attorney fees at trial and on appeal arising out of or relating to this Agreement.
     22. Disputes. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled in accordance with the laws of the State of Washington and shall be commenced in the city and county of Spokane, Washington. Attorney’s fees of the prevailing party shall be born by the non-prevailing party.
     23. Representations. CLIENT represents that it is the business entity type and is duly organized under the laws of the state which is indicated in the first paragraph of this Agreement, and has full power and authority to enter into this Agreement and perform the client obligations hereunder. CLIENT further represents that it: (1) has received and is in compliance in all material respects with all federal, state and local permits, licenses, and approvals necessary to perform its business and the transactions contemplated by this Agreement, (2) execution of this Agreement and the transactions contemplated herein will not violate any provision of this

Organization or Bylaws, or any law, regulation, ordinance, order, award, judgment or decree to which CLIENT is a party or bound, and (3) no consent of any governmental or regulatory authority is or will be required in connection with the execution, delivery, performance and the consummation of the transactions contemplated by this Agreement other than the filing of applicable UCC’s,
     24. Compliance with Laws. CLIENT shall strictly observe and comply with all federal, state and local laws and regulations which govern the manufacture, sale, handling and disposal of any Products referred to herein. If CLIENT violates or is officially charged with violation of any such laws or regulations, then GATEWAY in its sole discretion may treat such conduct as a breach of this entire Agreement, and in addition to any other remedies may immediately terminate this Agreement.
     25. Benefit. This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns, provided that CLIENT shall not assign its rights or delegate the performance of its duties under this Agreement without the prior written consent of GATEWAY.
     26. Collection Costs. Should litigation be commenced, CLIENT hereby promises to pay all costs of collecting past due amounts. Without limiting the foregoing, in the event that GATEWAY consults an attorney regarding the enforcement of any of its rights under this Agreement or any document securing the same, or if this Agreement is placed in the hands of an attorney for collection, or if litigation is brought to enforce this Agreement or any documents securing same, CLIENT promises to pay all costs thereof including such additional sums as the court or may adjudge reasonable as attorney fees, including without limitation, costs and attorney fees incurred in any appellate court, in any proceeding under the bankruptcy code, or in any receivership.
     27. Notice. Any notice or other communications transmitted by either party to the other may be hand delivered, sent by facsimile transmission, or sent by courier, regular mail, or certified mail, return receipt requested, to the address shown in this Agreement, or such other place as each party may hereafter designate to the other party in writing. All such notices and communications so provided shall be deemed sufficiently given and served.
     28. Remedies. All remedies provided for in this Agreement are distinct and cumulative to any other right or remedy afforded by law or equity and, to the extent permitted by law, may be exercised concurrently, independently, or successively.
     29. No Verbal agreements. There shall be no verbal agreements which qualify, modify, or supplement this Agreement.
     30. No waivers. No waiver of any right on one occasion shall be a waiver of the same or any other right on a subsequent occasion. Any invalidity, in whole or in part, or any provision herein shall not affect the validity of any other provision. No delay or omission on the part of GATEWAY in exercising any right under this Agreement shall operate as a waiver of such right or any other right.

     31. Facsimiles. CLIENT acknowledges and agrees that each Addenda and supporting transactional documentation signed by CLIENT and received by GATEWAY in the form of a document reproduced by facsimile transmission (a “FAX reproduction”) is intended to be and shall be deemed to be an original signature and document, and such FAX reproduction (and any duplicate made thereof) shall be effective for all purposes to the same extent as if it were the original.
     32. Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Washington. Any legal action related thereto and/or related to this Agreement shall be commenced in Spokane, Washington, and the parties agree that they will be subject to the jurisdiction of the Courts of Spokane County, Washington.

MASTER REPLICAS, INC.	GATEWAY TRADE FINANCE, LLC

By:	By:

Title:	Title: